Exhibit 99.1

SINA Reports Third Quarter 2004 Financial Results –
The Company Reports Net Revenues of $52.5 Million

Shanghai, China— (PR Newswire)—October 26, 2004—SINA Corporation (Nasdaq: SINA), a leading online media company and value-added information service provider for China and for global Chinese communities, today announced its financial results for the third quarter ended September 30, 2004:

•	Net revenues for the quarter grew by 64.5% year-over-year to a record $52.5 million, beating the Company’s guidance of between $49.0 million and $50.0 million.

•	Advertising revenues for the quarter grew by 61.8% year-over-year to $18.5 million and accounted for 35.2% of total revenues.

•	Non-advertising revenues for the quarter grew by 66.0% year-over-year to $34.0 million and accounted for 64.8% of total revenues.

•	US GAAP net income for the quarter was $14.5 million; or $0.27 diluted net income per share, compared to a net income of $11.7 million, or $0.21 diluted net income per share for the same period in 2003.

•	Pro forma net income for the quarter was $17.4 million, or $0.32 diluted net income per share, compared to a pro forma net income of $12.3 million, or $0.21 diluted net income per share for the same period in 2003.

“We are extremely happy with our financial performance for the third quarter,” said Wang Yan, CEO of SINA. “Our better than expected results in a very tough market and regulatory environment further demonstrated SINA’s execution capability.”

Financial Results
For the quarter ended September 30, 2004, SINA reported record net revenues of $52.5 million, an increase of 64.5% from $31.9 million reported in the same period in 2003 and an increase of 6.7% from $49.2 million reported in the previous quarter, beating the Company’s guidance of between $49.0 million and $50.0 million.

Advertising revenues totaled $18.5 million for the quarter, representing a 61.8% increase over $11.4 million reported in the same period in 2003 and a 19.4% increase over $15.5 million reported in the previous quarter.

Non-advertising revenues totaled $34.0 million for the quarter, a 66.0% increase over $20.5 million reported in the same period in 2003 and a 1.0% increase over $33.7 million reported in the previous quarter. Total revenues from mobile value-added services were $31.3 million, representing an increase of 72.5% from $18.1 million reported in the same period in 2003 and of 0.5% from $31.1 million reported in the previous quarter.

For the third quarter, SINA continued to benefit from its diversified product offerings in mobile value-added service. Revenues from 2.5G (MMS and WAP) products, IVR and other new services grew approximately 37.0% from $5.1 million or 16.3% of total mobile value-added service revenues for the second quarter to $7.0 million or 22.2% of total mobile value-added service revenues for the third quarter. During the quarter, the Company’s IVR service was temporarily suspended by China Mobile due to the violation of certain operating procedures. Excluding the effect of the IVR service, revenues from 2.5G products and other new mobile value-added service revenues for the third quarter grew by 77.6% from the previous quarter. On the other hand, revenues from SMS declined another 6.6% from $26.0 million for the second quarter to $24.3 million for the third quarter. On October 15, 2004, SINA’s IVR service was resumed by China Mobile.

The gross margin for the quarter was 67.9%, down from 70.9% reported in the previous quarter and from 70.0% reported in the same period in 2003. Gross margin for advertising revenues was approximately 61.4% for the third quarter, compared to 68.0% for the previous quarter. The decline in advertising gross margin was largely due to $1.1 million revenue share paid to an exclusive Olympic content partner associated with China Olympic Committee. Excluding this revenue share payment and some other one-time content purchases relating to Olympic coverage, advertising gross margin would have been unchanged from the previous quarter. Gross margin for mobile value-added service revenues for the third quarter was 70.0% as compared to 70.8% for the previous quarter. The slight decline in mobile value-added service gross margin was a result of increased transmission cost paid to mobile operators with the increase in usage- based services.

Operating expenses for the third quarter totaled $18.8 million, an increase of 74.4% from $10.8 million reported in same period of 2003 and an increase of 16.8% over $16.1 million reported in the previous quarter. Excluding the amortization of intangible assets, pro forma operating expenses for the third quarter totaled $17.7 million, an increase of 72.8% over $10.3 million reported in the same period of 2003 and an increase of 17.1% over $15.2 million reported in the previous quarter. The sequential increase in pro forma operating expenses was mainly due to an additional $1 million marketing expenditure relating to the Olympic event, an increase in advertising expenses relating to mobile value-added services and an increase in product development cost with the addition of instant messaging operation as a result of the acquisition of UC instant messaging platform as well as the launch of the casual game portal iGame.

Net income for the third quarter was $14.5 million, representing an increase of 24.4% from a net income of $11.7 million for the same period in 2003 and a decrease of 19.5% from a net income of $18.0 million for the previous quarter. Diluted net income per share was $0.27 for the quarter, compared to a diluted net income per share of $0.21 for the same period of 2003 and a diluted net income per share of $0.31 for the previous quarter. During the third quarter, the Company recorded a gain of approximately $1.0 million from the sale of a minority interest investment and a write-off of approximately $2.7 million for its investment in Sun Media Group. The net investment loss was $1.7 million.

On a pro forma basis, net income for the third quarter totaled $17.4 million, compared to a pro forma net income of $12.3 million for the same period in 2003 and of $19.1 million for the previous quarter. Diluted net income per share, on a pro forma basis, was $0.32 for the quarter, compared to a pro forma diluted net income per share of $0.21 for the same period of 2003 and of $0.33 for the previous quarter, above the range of the Company’s guidance of between $0.29 and $0.30 per share. Pro forma net income excludes non-cash charges relating to amortization of intangible assets, stock based compensation, convertible bond issuance cost, gain or loss from Sun Media Group investment and other one-time investment gains or losses.

As of September 30, 2004, SINA’s cash, cash equivalents and investments in marketable securities totaled $243.6 million, an increase of $0.6 million from three months ago. Cash flow from operating activities for the third quarter was $10.8 million, compared to $14.0 million for the previous quarter and $13.7 million for the same period in 2003. The sequential decline in cash flows from operating activities was primarily due to an increase in accounts receivable balance from $29.6 million at June 30, 2004 to $42.9 million at September 30, 2004. Accounts receivable from mobile operators for mobile value-added services increased by approximately $7.9 million for the quarter as certain provincial mobile operators delayed payments to all wireless service providers pending account reconciliations during the quarter. The Company however has received a majority of these delayed payments after the end of the third quarter. Total payments received from mobile operators after the quarter end and up to October 26 were approximately $8.0 million. In addition, accounts receivable relating to advertising business also increased by $5.4 million from the previous quarter. The increase in advertising related accounts receivable was largely due to the increase in gross advertising revenues as well as the seasonality for collection.

Olympics
During the quarter, SINA was able to capitalize on the singular event of 2004, the 2004 Summer Olympics Games to further solidify its position and brand as the premier portal in China. The SINA Olympics Official Site with exclusive live video interviews of the Chinese gold medalists as well as real time updates on the various Olympic events became one of the most trafficked sites in China. According Nielsen/NetRatings, between August 13 and August 30, the SINA Olympics Site was visited by 28 million unique visitors. In addition to the portal, SINA was able to leverage the event to market its mobile services and further cement various content and marketing relationships with many of its key partners.

Online Game
In late August, SINA through its joint venture with NcSoft commenced the open beta test of Lineage 2 game. To date, Lineage 2 has been deployed in 12 regional telecom data centers to service game players throughout China. From October 1 through October 26, the daily average concurrent user count is roughly 120,000. Lineage 2 has entered into its final stage of open beta test and the Company expects to commence commercial operation in mid November.

SINA’s casual game portal iGame has obtained 3.6 million users to date since its launch in July. The casual game portal now offers 23 casual games, 7 of which are self-developed by SINA.

Acquisition
In July 2004, SINA announced its agreement to acquire Davidhill Capital Inc. and its UC instant messaging technology platform. Launched in 2002, the UC instant messaging service allows users to communicate in real-time over the Internet and mobile phone networks, via text messages, images and voice. UC also provides community services such as chat rooms, online games, alumni clubs, online karaoke and other entertainment services. Based on a highly scalable technology platform, the UC instant messaging service has approximately 80 million registered user accounts and approximately 200,000 peak simultaneous online user accounts. The acquisition was closed in October 2004. SINA paid approximately $12.6 million in cash and approximately 64,000 SINA ordinary shares valued at $2.4 million as the first installment payment. SINA will pay up to an additional $21 million in cash and shares in the 12 months if certain simultaneous online user targets are reached. As a result of the acquisition, the Company recorded certain intangible assets in the amount of $10.8 million, which will be amortized over periods ranging from 27 months to 10 years. The amortization expense related to these intangible assets amounted to $0.3 million for the third quarter. In addition, the Company recorded goodwill in the amount of $4.3 million for this acquisition. The operating results of Davidhill Capital have been consolidated starting July 1, 2004 when SINA took over the effective control of the company.

Business Outlook
The Company estimates that its total revenues for Q4 2004 to be between $54.5 million and $55.5 million, with advertising revenues between $18.5 million and $19.0 million and non-advertising revenues between $36.0 million and $36.5 million. Pro forma net income is expected to be between $18.5 million and $19.0 million for Q4 2004.

NON-GAAP Measures
To supplement the consolidated financial statements presented in accordance with GAAP, SINA uses non-GAAP measures of gross profit, operating income, net income and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that are not expected to result in future cash payments, gains and losses that are non-recurring in nature or may not be indicative of our core operating results. In addition, because the Company has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for or superior to GAAP results. Consistent with the Company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

Conference Call

SINA will host a conference call at 9:00 p.m. Eastern Time today to present an overview of the Company’s financial performance and business operations for the third quarter 2004. The dial-in number for the call is 617-786-4501. The pass code is 53753723. A live Webcast of the call will be available from 9:00 p.m. – 10:00 p.m. ET on Tuesday, October 26th, 2004 (9:00 a.m. – 10:00 a.m. Beijing Time on October 27th, 2004). The call can be accessed through the Company’s corporate web site at http://corp.sina.com. The call will be archived for 12 months on SINA’s corporate website at http://corp.sina.com. A replay of the conference call will be available for forty-eight hours after the conclusion of the conference call. The dial-in number is 617-801-6888. The pass code for the replay is 25527268.

About SINA
SINA Corporation (NASDAQ: SINA) is a leading online media company and value-added information service (VAS) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA provides services through five major business lines including SINA.com (online news and content), SINA Mobile (mobile value-added services), SINA Online (community-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping and travel). Together these provide an array of services including region-focused online portals, mobile value-added services, search and directory, interest-based and community-building channels, free and premium email, online games, virtual ISP, classified listings, fee-based services, e-commerce and enterprise e-solutions.

Safe Harbor Statement
This announcement contains forward-looking statements concerning SINA’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as SINA’s strategic and operational plans. SINA may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on mobile value-added service and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide mobile value-added service, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the period ended December 31, 2003 and its recent reports on Form 10-Q as well as in its other filings with the Securities and Exchange Commission.

Contact:
Chen Fu
Investor Relations
SINA Corporation
Phone: 8621-62895678 x 6089
E-mail: fuchen@staff.sina.com
Denise Roche
The Ruth Group
Phone: (646) 536-7008
Email: droche@theruthgroup.com

SINA CORPORATION
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2004	2003	2004	2004	2003
Net revenues
Advertising	$18,516	$11,441	$15,512	$47,146	$28,234
Non-Advertising	33,989	20,473	33,683	95,942	47,781

	52,505	31,914	49,195	143,088	76,015

Cost of revenues
Advertising	7,144	3,767	4,961	16,437	9,832
Non-Advertising	9,711	5,790	9,336	27,241	13,912
Stock-based compensation	—	5	—	—	31

	16,855	9,562	14,297	43,678	23,775

Gross profit	35,650	22,352	34,898	99,410	52,240

Operating expenses
Sales and marketing	10,646	5,613	9,072	26,816	15,153
Product development	3,034	1,733	2,143	7,151	4,561
General and administrative	4,065	2,923	3,940	11,220	8,130
Stock-based compensation	—	88	—	—	516
Amortization of intangibles	1,041	415	926	2,451	1,334
Write-off of intangibles	—	—	—	—	903

	18,786	10,772	16,081	47,638	30,597

Income from operations	16,864	11,580	18,817	51,772	21,643
Other income, net	1,124	675	909	3,082	1,731
Loss on investments	(1,675)	—	—	(1,616)	—
Loss on equity investments	(1,082)	(175)	(756)	(2,171)	(797)

Income before income taxes	15,231	12,080	18,970	51,067	22,577
Provision for income taxes	(728)	(423)	(952)	(2,504)	(423)

Net income	$14,503	$11,657	$18,018	$48,563	$22,154

Shares used in computing basic net income per share	50,387	48,279	50,257	50,043	47,571
Basic net income per share	0.29	0.24	0.36	0.98	0.47
Shares used in computing diluted net income per share	53,885	57,622	58,110	56,703	53,675
Diluted net income per share *	$0.27	$0.21	$0.31	$0.86	$0.42

* Net income used for diluted net income per share calculation
Net income	$14,503	$11,657	$18,018	$48,563	$22,154
Amortization of convertible debt issuance cost	—	170	171	342	170
Net income used for diluted net income per share calculation	$14,503	$11,827	$18,189	$48,905	$22,324

SINA CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2004	2003	2004	2004	2003
Net revenues
Advertising	$18,516	$11,441	$15,512	$47,146	$28,234
Non-Advertising	33,989	20,473	33,683	95,942	47,781

	52,505	31,914	49,195	143,088	76,015

Cost of revenues
Advertising	7,144	3,767	4,961	16,437	9,832
Non-Advertising	9,711	5,790	9,336	27,241	13,912

	16,855	9,557	14,297	43,678	23,744

Gross profit	35,650	22,357	34,898	99,410	52,271

Operating expenses
Sales and marketing	10,646	5,613	9,072	26,816	15,153
Product development	3,034	1,733	2,143	7,151	4,561
General and administrative	4,065	2,923	3,940	11,220	7,555

	17,745	10,269	15,155	45,187	27,269

Income from operations	17,905	12,088	19,743	54,223	25,002
Other income, net	1,296	845	1,080	3,596	1,901
Loss on equity investments	(1,082)	(175)	(756)	(2,171)	(797)

Pro forma net income before income taxes	18,119	12,758	20,067	55,648	26,106
Provision for income taxes	(728)	(423)	(952)	(2,504)	(423)

Pro forma net income	17,391	12,335	19,115	53,144	25,683

Shares used in computing pro forma basic net income per share	50,387	48,279	50,257	50,043	47,571
Pro forma basic net income per share	0.35	0.26	0.38	1.06	0.54
Shares used in computing pro forma diluted net income per share	53,885	57,622	58,110	56,703	53,675
Pro forma diluted net income per share	$0.32	$0.21	$0.33	$0.94	$0.48

Reconciliation from GAAP results to pro forma results:
GAAP net income	$14,503	$11,657	$18,018	$48,563	$22,154
Stock based compensation
Cost of revenues	—	5	—	—	31
Operating expenses	—	88	—	—	516
Amortization of intangibles	1,041	415	926	2,451	1,334
Amortization of convertible debt issuance cost	172	170	171	514	170
Loss on investments	1,675		—	1,616
Write-off of intangibles		—			903
Severance pay		—			575

Pro forma net income	$17,391	$12,335	$19,115	$53,144	$25,683

SINA CORPORATION
UNAUDITED SEGMENT INFORMATION
(in thousands)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2004	2003	2004	2004	2003
Net revenues
Advertising	$18,516	$11,441	$15,512	$47,146	$28,234
Mobile related	31,290	18,144	31,131	88,207	41,518
Others	2,699	2,329	2,552	7,735	6,263

	$52,505	$31,914	$49,195	$143,088	$76,015

Cost of revenues
Advertising	$7,144	$3,767	$4,961	$16,437	$9,832
Mobile related	9,389	5,584	9,097	26,463	13,156
Others	322	206	239	778	756

	$16,855	$9,557	$14,297	$43,678	$23,744

SINA CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands U.S. dollar)

	September 30	December 31
	2004	2003
Assets
Cash, cash equivalents and investments in marketable securities	$243,563	$227,164
Accounts receivable, net	42,879	17,606
Property and equipment, net	14,539	8,646
Long-term investments	8,459	8,878
Goodwill/intangible assets, net	47,344	18,660
Other assets	14,468	8,943

Total assets	$371,252	$289,897

Liabilities and Shareholders’ Equity
Liabilities	$43,229	$30,390
Convertible Debt	100,000	100,000
Shareholders’ equity	228,023	159,507

Total liabilities and shareholders’ equity	$371,252	$289,897